Exhibit 10.17

Special Retirement Supplement Agreement Exhibit 10.17

December 22, 2005

Mr. Frank Gardner

5435 Hobbit Road

Cincinnati, OH 45243

Re:	Your Retirement

Dear Frank:

Again, congratulations on your well-deserved retirement! This letter simply summarizes the terms of your retirement, which will become effective December 31, 2005.

As was recently reviewed with you, upon your retirement, you will be entitled to the customary retirement benefits provided under the company’s benefit plans in which you currently participate. In accordance with the company’s long-term incentive plan, all of your unvested equity awards will immediately vest upon your retirement, with your stock options remaining exercisable for the remainder of their respective terms. Your performance-based restricted share award for 2005 will be determined by the compensation committee and paid to you by no later than March 15, 2006.

In addition to the foregoing, you will receive a pension supplement of $450,000 and a payment of $550,000 in lieu of the compensation forfeited due to your early retirement. These two payments will be made no later than January 31, 2006. Finally, we are delighted that you have agreed to provide business consulting services to the company and its operating divisions pursuant to a two-year agreement beginning January 1, 2006 at a retainer amount of $250,000 per year. The form of such consulting agreement is attached hereto.

Mr. Frank Gardner

December 22, 2005

On behalf of all your many friends and colleagues here at Scripps, I thank you for your many years of dedicated service and countless contributions to the company. We wish you the very best in retirement.

Sincerely,

/s/ Kenneth W. Lowe
Kenneth W. Lowe

Acknowledged & Understood:

/s/ Frank Gardner
Frank Gardner

Attachment

cc:	Joe NeCastro

A. B. Cruz III

Jennifer Weber